Exhibit(j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 71 to the Registration Statements on Form N-1A of Fidelity Mt. Vernon Street Trust:  Fidelity Growth Strategies Fund of our report dated January 19, 2016 and Fidelity New Millennium Fund of our report dated January 20, 2016, relating to the financial statements and financial highlights included in the November 30, 2015 Annual Reports to Shareholders of the above referenced funds which is also incorporated by reference into the Registration Statements.

We also consent to the reference to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm(s)” in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP Boston, Massachusetts January 25, 2016